LIMITED LIABILITY COMPANY AGREEMENT
OF
HOLLYWOOD HILLVIEW OWNER, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Hollywood Hillview Owner, LLC (the “Company”), is entered into effective as of October 4, 2021 (“Effective Date”), for good and valuable consideration, by True USA, LLC, the Manager and Class A Member, and MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership, as the sole Class B Member of the Company.

RECITALS

A. The Members desire to form a limited liability company under the Act (as hereinafter defined) and operate the Company in accordance with the terms of this Agreement.

B. The Members enter into this Operating Agreement in order to form and provide for the governance of the Company and the conduct of its business and to specify their relative rights and obligations.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, and in consideration of the foregoing recitals and of the mutual promises, covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Members and the Manager, each by its execution of this Agreement, hereby agrees to operate the Company as a limited liability company, in accordance with the Act, and the Manager and Members agree the Company and their respective rights and obligations with respect to the Company will be governed by this Agreement:

ARTICLE 1
Definitions

Whenever used in this Agreement the following terms will have the meanings set forth below:

(A) “Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (or any corresponding provisions of succeeding law).

(B) “Affiliate” means, with respect to any Person (as hereinafter defined), any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

(C) “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and will supersede and replace the definition of “Bankruptcy” set forth in Sections 18‑101(1) and 18‑304 of the Act.

(D) “Budget” means the initial budget for the operation of the Property attached hereto as Exhibit D, as may be revised from time to time in accordance with this Agreement.

(E) “Capital Contributions” is defined in Section 3.1.1 below.

(F) “Class A Member” means the True USA, LLC.

(G) “Class B Member” means MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership.

(H) “Class A Membership Interest” means a Class A limited liability company interest in the Company (including, without limitation, rights to distributions (liquidating or otherwise), allocations, and information), the percentage of which is set forth after the Class A Member’s name on the Membership Schedule (as hereinafter defined), as amended from time to time to reflect any transfers permitted under this Agreement.  Each Class A Membership Interest in the Company will be personal property for all purposes.

(I) “Class B Membership Interest” means a Class B limited liability company interest in the Company (including, without limitation, rights to distributions (liquidating or otherwise), allocations, and information), the percentage of which is set forth after the Class B Member’s name on the Membership Schedule (as hereinafter defined), as amended from time to time to reflect any transfers permitted under this Agreement.  Each Class B Membership Interest in the Company will be personal property for all purposes.

(J) “Code” means the Internal Revenue Code of 1986, enacted by Congress in Title 26 of the United States Code, as may be amended from time to time.

(K) "Distributable Cash" means the amount of cash which Manager determines or approves as being available for distribution (after repayment of all Deficit Loans, including interest accrued thereon), taking into account the future operating needs, capital requirements of the Company (and its subsidiaries) and any restrictions under the Loan Documents.

(L) “Guarantor” refers to MacKenzie Realty Capital, Inc., a Maryland corporation, which will be providing certain guaranties to Lender in connection with the Loan on or about the Effective Date hereof.

(M) “Lender” means Ladder Capital Finance, LLC, and its successors and/or assigns.

(N) “Loan” means that certain loan in the principal amount of $17,500,000, made to the Company by Lender prior to the Effective Date hereof and for which the Property is pledged as security in Lender’s favor.

(O) “Loan Agreement” means that certain Loan Agreement between the Property Owner, as borrower, and Lender, as lender, in connection with the Loan.

(P) “Loan Documents” means, collectively, the Loan Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, Assignment of Interest Rate Protection Agreement, the Pledge and Security Agreement (as all such defined terms are defined in the Loan Agreement) and any other documents, agreements, certificates, affidavits and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(Q) “Liquidating Event”  means an event that causes the dissolution or liquidation of the Company.

(R) “Major Capital Event” means any of the following : (1) the sale of all or any portion of the Property or the Property Owner, or any material item of the personal property of the Company or the Property Owner; (2) the condemnation of all or any part of (i) the Property or the use thereof, or (ii) purchases or processes in lieu thereof, except for temporary easements and the like; (3) receipt of net recoveries of damage awards, termination payments, settlement awards, and insurance proceeds (other than rental interruption insurance proceeds); or (4) receipt of the net proceeds (net of reserves reasonably determined by the Manager) from any mortgages on the Property or any other loans or borrowings of the Company or Property Owner, or loans from any Member.

(S) “Manager” means True USA, LLC or the successor or replacement manager.

(T) “Member” or “Members” refer to Class A or Class B Members as the case may be.

(U) “Membership Schedule” means the membership schedule attached to this Agreement as Exhibit A (as amended from time to time to reflect any transfers permitted under this Agreement), which sets forth the name, address and percentage of Membership Interest for each Member of the Company.

(V) “Operations” shall mean the day to day activities of the Company or the Property Owner.

(W) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof, custodian, nominee and any fiduciary acting in such capacity on behalf of any of the foregoing.

(X) "Preferred Return" means 12% per annum to accrue on each Member’s then existing Unreturned Capital Contributions balance, as such return is calculated from time to time on the basis of the actual number of days in the particular calculation period.

(Y) “Property” means that certain real property, together with the improvements thereon and all appurtenances related thereto, that is an approximately 54-unit multifamily building commonly known as “Hillview Hollywood,” located at 6533 Hollywood Blvd, Hollywood Blvd, CA.  The Property is legally described as set forth on Exhibit B to this Agreement.

(Z) “Property Owner” means PT Hillview GP, LLC, a Delaware limited liability company, the special purpose limited liability company formed to acquire, renovate, and own the Property.

(AA) “Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(BB) "Unpaid Preferred Return" means, with respect to a Member, as of any date of calculation, such Member’s then accrued Preferred Return, less all distributions previously made to such Member pursuant to Section 4.1.1.1 and 4.1.2.2.

(CC) "Unreturned Capital Contributions" means, with respect to a Member, as of any date of calculation, the aggregate amount of all Capital Contributions previously made by such Member under this Agreement, less all distributions previously made to such Member pursuant to Section 4.1.2.3.

ARTICLE 2
Formation; Name and Office; Purpose; Partnership Treatment

2.1 Company.   The Company has been formed and is continued hereby as a limited liability company pursuant to the Act.  The Members agree that the business and affairs of the Company, the Members’ rights and responsibilities in regard to the Company, and the Members’ interest in the Company, are governed by the terms of this Agreement.  To the extent not provided for in this Agreement, the Company and its Members will be governed by the Act.

2.2 Filing.  The Manager is hereby designated as an “authorized person” of the Company within the meaning of the Act, and has executed, delivered, and filed the Certificate of Formation of the Company (the Company’s “Certificate”) with the Secretary of State of the State of Delaware.  The Manager will execute, deliver, and file any other certificates (and any amendments thereto and/or restatements thereof) necessary for the Company to qualify to do business in the State of California and in any other jurisdiction in which the Company may wish to conduct business.

2.3 Registered Office and Agent; Office and Principal Place of Business.
2.3.1
Registered Office in Domicile State.  The registered office of the Company in the State of Delaware will be the office of the registered agent named in the Company’s Certificate or such other office as the Manager may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Delaware will be the registered agent named in the Company’s Certificate or such other Person as the Manager may designate from time to time in the manner provided by law.

2.3.2
Principal Office.  The principal office of the Company in the United States as of the Effective Date is 1301 Dove Street, Suite 960 Newport Beach, CA 92660, or such other place as the Manager may designate from time to time, which need not be in the State of Delaware, and the Company will maintain records there as may be required by the Act.  The Company may have such other offices as the Manager may designate from time to time.

2.4 Purpose.  The Company will be permitted to enter into, perform, and carry out contracts and agreements which are necessary, appropriate, or incidental to the accomplishment of the business and purposes of the Company set forth in this Section 2.4, and to perform all acts necessary or appropriate in connection therewith or reasonably related thereto.  The sole purpose of the Company is to own 100% of the membership interests in the Property Owner pursuant to the terms of this Agreement or otherwise deal with all or any part of the Property Owner.  The Company, through its Manager, is authorized to do any and all acts and things necessary, appropriate, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Company.

2.5 Term and Continuation.  The Company’s existence as a separate legal entity commenced on the date of the filing of the Company’s Certificate and will continue until cancellation of the Company’s Certificate in accordance with this Agreement and the Act.  Subject to all of the provisions of this Agreement, the death, withdrawal, dissolution, resignation, retirement, expulsion, Bankruptcy, insanity or substitution of the Manager will not, in and of itself, dissolve or terminate the Company.

ARTICLE 3
Capital Contributions

3.1 Capital Contributions and Loans.

3.1.1
Initial Capital Contributions.  The Members have made or will make the contributions to the capital of the Company (“Capital Contributions”) by virtue of depositing such funds with the escrow agent for the purchase of the Property by Property Owner, as set forth on the Membership Schedule.

3.1.2
Additional Capital Contributions.  The Members will not be required to contribute any additional capital to the Company, and, except as provided by the Act, the Members will not have any personal liability for any obligation of the Company.

3.1.3
Cash Flow Deficits.  The Class A Member shall be obligated to lend funds to the Company to the extent there are any cash flow deficits that the Lender and/or Class B Member have not expressly agreed to fund.  If the Class A Member fails to fund any cash flow deficits (a “Funding Failure”), the Class B Member may elect (in its sole determination) to fund all or any portion of such additional capital and treat such entire amount as a deficit loan (a “Deficit Loan”), and earn an interest rate of 10% per annum (the “Deficit Loan Interest Rate”).

3.2 Use of Capital Contributions.   All Capital Contributions will be expended in furtherance of the business of the Company.  No interest will be paid on Capital Contributions.  Except upon dissolution and liquidation of the Company, no Member will have the right to withdraw all or any part of its Capital Contributions.

3.3 Capital Account.  An individual capital account will be established on the books of the Company and maintained for the Member.
ARTICLE 4
Distributions and Allocations

4.1 Distributions.  Distributions of Distributable Cash will be made to the Members at such times and in such amounts as determined by the Manager.  Notwithstanding any other provision of this Agreement, the Company, and the Manager on behalf of the Company, will not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law. Distributions of Distributable Cash will be made as follows:
4.1.1 Distributable Cash from Operations.  Any distributions of Distributable Cash from Operations (as opposed to Distributable Cash generated by a Major Capital Event or a Liquidating Event) shall be distributed as follows:

4.1.1.1
First Level. First, to the Members, the Members pro rata in proportion to their then existing Unpaid Preferred Return balances, until there shall have been distributed to each Member from all Distributable Cash under this subsection 4.1.1.1 an amount necessary to reduce their respective then existing Unpaid Preferred Return balances to zero; and there shall be no distributions of Distributable Cash under subsections 4.1.1.2, or 4.1.1.3 below at any time when any Member has a positive Unpaid Preferred Return balance.

4.1.1.2
Second Level.  The balance, if any, of Distributable Cash remaining after the distributions pursuant to subsection 4.1.1.1 above (and any distributions under 4.1.2 below) shall be distributed (a) 80% to the Members pro rata in proportion to their then existing Unreturned Capital Contributions balances and (b) 20% to the Class A Member, until such time as the Class B Member has achieved an 18% internal rate of return on its Capital Contributions (using the XIRR function in Microsoft Excel or comparable program or function), and there shall be no distributions of Distributable Cash under subsections 4.1.1.3 below at any time when the Class B Member has not achieved an  18% internal rate of return on its Capital Contributions (using the XIRR function in Microsoft Excel or comparable program or function).

4.1.1.3
Third Level. The balance, if any, of Distributable Cash remaining after the distributions pursuant to subsection 4.1.1.1 and 4.1.1.2 above shall be distributed (a) 70% to the Members pro rata in proportion to their then existing Unreturned Capital Contributions balances and (b) 30% to the Class A Member.

4.1.2 Distributions of Major Capital Event or a Liquidating Event.  Upon a Major Capital Event or a Liquidating Event, distribution of Distributable Cash shall be made as follows:
4.1.2.1
First Level. All such Distributable Cash shall be distributed first to the Class B Member until the Class B Member receives $1,500,000 of the Distributable Cash, and then to the Class A Member until the Class A Member receives $166,666 of the Distributable Cash; and there shall be no distributions of Distributable Cash under subsections 4.1.2.2, 4.1.2.3, 4.1.2.4, or 4.1.2.5 below at any time when the Class B Member has not received $1,500,000 of the Distributable Cash, and the Class A Member has not received $166,666 of the Distributable Cash;

4.1.2.2
Second Level.  The balance, if any, of Distributable Cash remaining after the distributions pursuant to subsection 4.1.2.1 above, in preference and priority to any other distribution of Distributable Cash, to the Members pro rata in proportion to their then existing Unpaid Preferred Return balances, until there shall have been distributed to each Member from all Distributable Cash under this 4.1.2.1 and 4.1.2.2 an amount necessary to reduce their respective then existing Unpaid Preferred Return balances to zero; and there shall be no distributions of Distributable Cash under subsections 4.1.2.3, 4.1.2.4, or 4.1.2.5 below at any time when any Member has a positive Unpaid Preferred Return balance.

4.1.2.3
Third Level.  The balance, if any, of Distributable Cash remaining after the distributions pursuant to subsection 4.1.2.1 and 4.1.2.2 above shall be distributed to the Members pro rata in proportion to their then existing Unreturned Capital Contributions balances, until there shall have been distributed to each Member from Distributable Cash under this subsection 4.1.2.3 an amount necessary to reduce their respective then existing Unreturned Capital Contributions balances to zero; and there shall be no distributions of Distributable Cash under subsections 4.1.2.4, or 4.1.2.5 below at any time when any Member has a positive Unreturned Capital Contributions balance.

4.1.2.4
Fourth Level.  The balance, if any, of  Distributable Cash remaining after the distributions pursuant to subsections 4.1.2.1, 4.1.2.2 and 4.1.2.3 above shall be distributed to the Members, as follows: (a) 80% to the Members pro rata in accordance with their Percentage Interests, (b) 20% to the Class A Member, until there shall have been distributed to the Class B Member from Distributable Cash under subsections 4.1.1 (and all subsection thereunder), 4.1.2.1, 4.1.2.2 and 4.1.2.3 and this subsection 4.1.2.4, the amount necessary to cause Class B Member to have received an IRR of 18% on its Capital Contributions; and there shall be no distributions of Distributable Cash under subsections 4.1.2.5 below at any time when, as of the date of calculation, Class B Member has not received an IRR of 18% on its Capital Contributions.

4.1.2.5
Fifth Level.  The balance, if any, of such Distributable Cash remaining after the distributions pursuant to subsections 4.1.2.1, 4.1.2.2, 4.1.2.3 and 4.1.2.4 above shall be distributed to the Members, as follows: (a) 70% to the to the Members pro rata in accordance with their Percentage Interests, (b) 30% to Class A Member.

An example of a calculation of the distributions above is attached to this Agreement as Exhibit C.

4.2 Allocation of Net Income and Net Losses. All items of Company income, gain, loss, deduction, or credit (“profits and losses”) shall be the same as the amounts which are reportable by the Company for federal income tax purposes, as generally determined in accordance with I.R.C. Sec. 703 et seq.  Profits and losses from Operations shall be determined and allocated at the end of each Company year with respect to that year. Profits and losses from a Major Capital Event and a Liquidating Event shall be determined and allocated as of the date of such Event, without regard to allocations of profit or loss occurring after, or distributions of cash occurring after or with respect to, such event. The Company does not intend to make any special allocations of income, gain or losses and intends to allocate reportable income, and gains consistent with the actual cash distributions to the Partners. Such shall be allocated among the Members according to their Percentage Interests.
4.2.1 Allocation of Losses:
4.2.1.1
Elimination of Undistributed Profits.  First, any net loss of the Company shall be allocated among the Members until the Capital Account of each Member is reduced to an amount equal to that Member's aggregate Capital Contributions to the Company.

4.2.1.2	Elimination of Contributed Capital Balance. Second, any remaining net loss of the Company shall thereafter be allocated among the Members until the Capital Account of each Member is reduced to zero.
4.2.1.3
Allocation of Loss Attributable to Non-Member Debt.  Third, any remaining net loss of the Company shall thereafter be allocated to the Members until the deficit in each Member's Capital Account equals his allocable share of Company debt (not including debt to Members, debts guaranteed by Members, debt secured by a Member's property, or other debts for which a Member has economic risk). It is understood that recourse debt, if any, owed to persons who are not Members will be allocated entirely to the Manager.

4.2.1.4
Allocation of Loss Attributable to Member Debt.  Fourth, any remaining net loss of the Company shall thereafter be allocated to the Members until the deficit in each Member's Capital Account equals, in addition to amounts allocated pursuant to the previous sentence, (a) the amount of the Company's outstanding debts (outstanding principal and accrued unpaid interest) to that Member, and (b) that Member's share of any Company debt that the Member has guaranteed or pledged collateral for, or with respect to which the Member has otherwise assumed the risk of nonpayment.

4.2.1.5	Remaining Net Loss. Fifth, any remaining net loss of the Company shall be allocated to the Members in accordance with their ownership percentage.
4.2.1.6
Liquidating Event Loss. Notwithstanding the foregoing, losses arising from a Liquidating Event shall be allocated first to those Members with positive Capital Accounts in a manner so as to reduce all positive Capital Accounts to zero, or to equal amounts and as close to zero as the extent of the allocable losses allow. No loss amount shall be allocated to a Member with a negative Capital Account balance so long as any Member has a positive Capital Account balance. No additional losses shall be allocated to a Member's Capital Account to cause the Member's Capital Account to be reduced below zero. Any losses which are not allocated to the Member's Capital Accounts, or to any of them, shall be allocated in accordance with the Members’ ownership percentages.

4.2.2 Allocation of Distributable Cash from Operations:
4.2.2.1
Elimination of Accumulated Net Loss.  First, any net income from Operations shall be allocated among the Members in the inverse of the order and in the amounts in which net losses of the Company have previously been allocated, until the Capital Account of each Member equals the amount of the Member's capital contribution to the Company.

4.2.2.2
Preferred Return. Second, any remaining net income from Company Operations shall be allocated 100% to the Members until they have been allocated amounts equal to the full amount of the Preferred Return which has been distributed to them.

4.2.2.3	Remaining Net Income. Third, any remaining net income from Operations shall be allocated to the Class A and B Members, consistent with the distributions made.
4.2.3 Net Income and Gain from Liquidating or Capital Events:
4.2.3.1
Elimination of Accumulated Net Loss.  First, any net income or gain from a Liquidating Event or a Capital Event shall be allocated among the Members in the inverse of the order and in the amounts in which net losses of the Company have previously been allocated, until the Capital Account of each Member equals the amount of the Member's Capital Contribution to the Company less the amount of distributions previously made to each Member which reduced that Member's capital account balance.

4.2.3.2
Make up Return.  Second, net income or gain from a Liquidating Event or a Capital Event shall be allocated to the Members in an amount sufficient to ensure that if the Company were to then distribute all of its assets to the Members, the Members would receive total capital distributions, including prior Capital Distributions made, equal to the aggregate of their Capital Contributions.

4.2.3.3
Preferred Return. Third, net income or gain from a Liquidating Event or a Capital Event shall be allocated to the Members in an amount equal to the Preferred Return and Accrued Preferred Return paid to them out of the Liquidating Event or a Capital Event proceeds.

4.2.3.4
Remaining Net Income and Gain. Fourth, any remaining net income or gains from a Liquidating Event or a Capital Event shall be allocated to the Members based upon their Percentage Interests. The intent is that to the extent that a share of profits is received by the Class A Member, a pro-rata share of profits or gain, as the case may be, in that year, shall be allocated to the Class A Member. The amount allocated to the Class A Member in excess of the amount it would receive based on its percentage of Capital Contributions is intended to be treated as a carried interest to the Class A Member. When there is a distribution in liquidation of the Company, or when any Member’s interest is liquidated, all items of income and loss first shall be allocated to the Members’ Capital Accounts under this Article IV, and other credits and deductions to the Members’ Capital Accounts shall be made before the final distribution is made.

4.2.4 Allocations Among Members:
4.2.4.1
Amounts allocated to the Members collectively shall be allocated pro rata among the Members per their Percentage Interests. No Member shall be allocated an amount of losses that would reduce his Capital Account below zero or which would require him to contribute additional funds to the Company if it were dissolved. To the extent consistent with Federal tax law, it is intended that allocations of profits shall be made to the Members to the extent of and in accordance with first, prior allocations of loss and second, actual distributions of cash made to them.

4.2.4.2
All allocations of profits and losses from Operations shall be made to the persons who were Members during the fiscal period for which such allocation is made based upon the number of days in such period during which the person was a Member.

4.2.4.3	All allocations of profits and losses from a Major Capital Event or Liquidating Event shall be made to the persons who are Members as of the date of such event.
4.2.4.4
If profits from a Major Capital Event or Liquidating Event allocated to the Members are less than the deficit amounts of the Capital Accounts of all Members whose Capital Accounts are negative, if any, such profits shall be allocated among such Members in the ratio which the deficit amount of each such Member's Capital Account bears to the deficit amounts of the Capital Accounts of all such Members whose Capital Accounts have a deficit balance.

4.2.4.5
If the character of any profit or loss is in part capital and in part ordinary in the hands of the Company or is in part governed by Internal Revenue Code Section 1231 and in part not governed thereby, then all allocations of any such profit or loss shall be made among the Members in a manner such that each Member to whom such profit or loss is allocated, is allocated the same proportion of each such separate class of profit or loss as such Member is allocated to the total amount of such profit or loss.

4.2.4.6
Any recognition of taxable income or loss arising from the recharacterization of the status or treatment of any item, or any recapture of any tax credit on audit or by an amended tax return, shall be allocated in the same manner and ratio as said item or credit was previously allocated to the Members, or as close thereto as the Manager may determine, in its sole discretion on competent advice.

4.2.4.7
For the purposes of the allocations made upon a liquidation or capital event, the balance in a Member's Capital Account shall be determined as if the Company's year had closed immediately prior to the date as of which such allocations are made.

4.2.4.8	To the extent that taxable profits equal cash distributions, profit allocations will correspond with the actual cash distributions made.
4.2.5 Allocations for Capital Account Purposes:
4.2.5.1
Capital accounts shall be maintained for each Member. For Federal Income Tax purposes and for the purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, each item of income, gain, loss and deduction (computed in accordance with the above) shall be allocated to the Members pro rata in accordance with their respective Percentage Interests, except as otherwise provided in this document or by the Manager to make the allocation equitable.

4.2.5.2
If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4) through (6), inclusive, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustments, allocations or distributions as quickly as possible. This Section 4.2.5.2 is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(d)(3).

4.2.5.3
If, and to the extent that, any Member is deemed to recognize income as a result of any transaction between such Member and the Company pursuant to Sections 1272-1274, Section 7872, Section 483 or Section 482 of the Internal Revenue Code (hereafter referred to as "the Code"), or any similar provision now or hereafter in effect, any corresponding resulting loss or deduction of the Company shall be allocated to the Member who was charged with such income.

4.2.5.4
If any Member's Capital Account has a deficit balance resulting in whole or in part from allocations of loss or deduction attributable to nonrecourse debt which is secured by Company property, which deficit balance exceeds such Member's share of minimum gain (as defined below), then income and gain shall first be allocated to such Member in an amount equal to such excess. For purposes of this 4.2.5.4, "minimum gain" means the excess of the outstanding principal balance of nonrecourse debt which is secured by Company property over the Company's adjusted tax basis of such property. This Section 4.2.5.4 is intended to comply with the requirements of Treasury Regulation Section 1.704-1(b)(4)(iv), and is to be interpreted, if possible, to comply with the requirements of such regulation. The Manager shall have complete discretion to amend the provisions of this Agreement if such amendment would not have a material adverse effect on the Members and if, in the opinion of counsel, such amendment is advisable to reflect or comply with the requirements of Treasury Regulation Section 1.704-1(b)(4)(iv).

4.2.5.5
To the extent of any recapture income resulting from the sale or other taxable disposition of Company assets, the amount of any gain from such disposition allocated to (or recognized by) a Member (or its successor in interest) for federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent such Member has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income.

4.2.5.6
All items of income, gain, loss, deduction, credit and basis allocation recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions of this Agreement shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by Sections 734 and 743 of the Code and, where appropriate, to provide only Members recognizing gain on Company distributions covered by Section 734 of the Code with the federal income tax benefits attributable to the increased basis in Company property resulting from any election under Section 754 of the Code.

4.2.5.7
Any item of loss, deduction or Nondeductible Expenditure that is attributable to a Member Nonrecourse Debt shall be allocated to the Member that bears the economic risk of loss for such debt. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any such item attributable to such debt shall be allocated among such Members in accordance with the ratios in which the Members share the economic risk of loss for such debt. The determination of the items of Company loss, deduction and nondeductible expenditure that are attributable to a Member Nonrecourse Debt shall be made in accordance with Regulations Section 1.704-2(i)(2).

4.2.6 A Member's allocable share of the Company's items of income, gain, deduction and loss for tax purposes shall be determined under the foregoing provisions except as follows:
4.2.6.1
Contributed Property. Income, gain, loss and deduction, as computed for the purpose of determining taxable income, with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Gross Asset Value in accordance with Code Section 704(c) and the Regulations thereunder.

4.2.6.2
Other Property with Gross Asset Value Different from Tax Basis. In the event that the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset, as computed for the purpose of determining taxable income, shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the manner provided in Regulations Section 1.704-1(b)(4)(i).

4.2.6.3
Tax Elections; Effects on Capital Accounts. Any elections or other decisions relating to the allocations addressed by this Section shall be made in a manner that reasonably reflects the purposes and intentions of this Agreement. Allocations made pursuant to this Article are solely for purposes of Federal, state and local taxes and shall not affect, or be taken into account in computing, any Member's Capital Account, share of Profits and Losses, or distributions pursuant to any provision of this Agreement.

4.2.6.4
Compliance with Code and Regulations. The provisions of this Agreement that relate to the allocations for Federal income tax purposes of items of Company income (including Exempt Income), gain, loss, deduction and Nondeductible Expenditure (including the allocation of such items with respect to property having a Gross Asset Value different from adjusted Federal income tax basis), that relate to the determination and maintenance of Capital Accounts, and that relate to the distribution of Company property upon the liquidation of the Company or a Member's interest therein, are intended to comply with Regulations Section 1.704-1(b) (to the extent not superseded by Regulations Section 1.704-2) and Regulations Section 1.704-2, and with Code Section 704(c) and the Regulations promulgated thereunder shall be interpreted and applied in a manner consistent with such statutory and regulatory provisions, which statutory and regulatory provisions are expressly incorporated into and made a part of this Agreement. Should such statutory and regulatory provisions be amended, to the extent that such amendments are applicable to this Agreement, the affected provisions of this Agreement shall be interpreted and applied in accordance with such amended provisions.

4.2.6.5
Allocation in Event of Transfer. If interest(s) in the Company are transferred, in accordance with the restrictions of this Agreement, there shall be allocated to each Member who held the transferred interest(s) during the fiscal year of transfer the product of (a) the Company's Profits or Losses allocable to such transferred interest(s) for such fiscal year and (b) a fraction, the numerator of which is the number of days the Member has held the interest(s) and the denominator of which is the total number of days in such fiscal year; provided however, that the Manager may, in its reasonable discretion, allocate such Profits or Losses by closing the books of the Company immediately after the transfer of such interest(s). Such allocation shall be made without regard to the date, amount or recipient of any distributions that may have been made with respect to such transferred interest(s).

4.2.6.6
Section 704 Consistency. It is intended that the allocations prescribed above constitute allocations for federal income tax purposes that are consistent with Section 704 of the Code and comply with any limitations or restrictions therein, to the extent reasonably possible without causing individual percentage interests ("Interests") to lack uniform characteristics for federal income tax purposes. If uniformity of the Interests cannot be preserved by application of the foregoing rules, then the Manager shall have sole discretion to (i) adopt such conventions as the Manager deems appropriate in determining the amount of depreciation and cost recovery deductions; (ii) make special allocations of income or deduction; and (iii) amend the provisions of this Agreement as appropriate (a) to reflect the proposal or promulgation of Treasury Regulations under Section 704(c) of the Code, or (b) otherwise to preserve the uniformity of Interests issued or sold from time to time; provided, however, that the Manager may adopt such conventions, make such allocations and amend this Agreement as provided in this Article only if they would not have a material adverse effect on the  Members and if such allocations are consistent with, and supportable under, the principles of Section 704 of the Code.

ARTICLE 5
Fiscal, Books, Reports

5.1 Accounting Basis.  The Company will use the cash method of accounting or such other method as the Manager may determine.

5.2 Fiscal Year.  The fiscal year of the Company is the calendar year ending December 31st of each year, or such other date as the Manager determines.

5.3 Books and Records.  The Company will keep or cause to be kept, at its expense, complete and accurate books and records of the Company and supporting documentation of transactions with respect to the conduct of the Company’s business.  The books and records will be kept at the Company’s principal place of business, and at a minimum will include:

5.3.1	The full name and business, residence, or mailing address of the Members;

5.3.2	A copy of the initial Certificate of Formation and all amendments or restatements thereof;

5.3.3	Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent fiscal years;

5.3.4	Copies of this Agreement and all amendments or restatements hereof, including any prior operating agreements no longer in effect;

5.3.5	Copies of any documents relating to the Members’ obligation to contribute cash, property, or services to the Company;

5.3.6	Copies of any financial statements of the Company for the three most recent fiscal years; and

5.3.7	Copies of minutes of all meetings of the Members and all written consents obtained from the Members for actions taken by the Members without a meeting.

5.1
Quarterly Reports for the Class B Member.  The Class B Member shall be entitled to receive, and the Company and the Manager agrees to furnish to the Class B Member, any information that is available to the Company or the Manager or its agents, within five (5) business days of a written request to the Company by The Class B Member for such information, if such information is reasonably necessary for the Class B Member Entity to determine its compliance with Sections 856-860 of the Code and the Treasury Regulations promulgated thereunder.  The Company will also provide to the Class B Member, on a quarterly basis within fifteen days of the end of each quarter, certain financial information and reports of the Company as may be produced in the regular course for the other Members.  Furthermore, the Class B Member may need to consolidate the financial statements of the Company into its own, or provide summary financial information with its financial reporting, and if such requirements necessitate audited financial statements then the Manager shall cooperate with the Class B Member’s auditors to complete such audits and/or provide the necessary financial information.

ARTICLE 6
Company Property

All property now or hereafter owned by the Company will be owned by the Company as an entity and, insofar as permitted by applicable law, no member will have any ownership interest in any of such company property in its individual name or right.  Title to the assets and properties, real and personal, now or hereafter owned by or leased to the Company, will be held in the name of the Company.

ARTICLE 7
Tax Matters

7.1 Tax Treatment.  At any time the Company has only one Member, the Company will be disregarded as an entity separate from its Member for federal and state income tax purposes.  If at any time the Company has more than one Member, it will be treated as a partnership for federal and state income tax purposes.

7.2 Tax Allocations.  Except as otherwise required by the Code or applicable Treasury Regulations, during any period in which the Company is treated as a partnership, any taxable income or loss (and any item thereof) of the Company will be allocated to the Members in accordance with their Membership Interests and the Company will maintain capital accounts for each Member in accordance with Treasury Regulations Section 1.704‑1(b)(2).

7.3 Designation Of Partnership Representative.
7.3.1 The partnership representative of the Company pursuant to Internal Revenue Code Section 6223 (as amended by the Revised Partnership Audit Procedures) (the “Partnership Representative”) shall be the Manager (or any other person or entity designated in the sole discretion of the Manager and who so qualifies under the Revised Partnership Audit Procedures).
7.3.2 The Partnership Representative shall keep each Member informed of administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes (such administrative and judicial proceedings referred to hereinafter as “judicial review”)
7.3.3 Any Member who enters into a settlement agreement with respect to any Membership item shall notify the Partnership Representative, as applicable, of such settlement agreement and its terms within thirty (30) days after the date of settlement.  Each Member shall provide the Partnership Representative any information reasonably requested in writing by the Partnership Representative and fully cooperate in any tax audit or similar proceeding of the Partnership so that the Partnership Representative can (i) implement the provisions set forth in 4.2 (including by making any election permitted thereunder) or (ii) otherwise comply with the Code and Treasury Regulations.
7.3.4 The Company shall indemnify and reimburse the Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any judicial review, tax audit or similar proceeding with respect to the tax liability of the Members.  Neither the Managers nor any Affiliate nor any other Person shall have any obligation to provide funds for such purpose.  The taking of any action and the incurring of any expense by the Partnership Representative in connection with any such proceeding, except to the extent required by law, are matters that are in the sole discretion of the Partnership Representative and the provisions on limitations of liability of the Managers and indemnification set forth in this Agreement shall be fully applicable to the Partnership Representative, as applicable, in its capacity as such.
7.4 Authority Of Partnership Representative.
7.4.1 The Partnership Representative shall have all the rights, authority and power of a “partnership representative” to the extent provided in the Code and the Treasury Regulations.
7.4.2 The Partnership Representative shall have all rights, power and authority for the making of any election and the conduct of, and the decision to initiate (where applicable), any judicial review involving the Company under the Revised Partnership Audit Procedures, including (i) an Internal Revenue Service examination of the Company, (ii) a request for administrative adjustment filed by the Company, (iii) the filing of a petition for readjustment (including choice of judicial forum) with respect to a final notice of partnership adjustment, (iv) the appeal of an adverse judicial decision, (v) the compromise, settlement or dismissal of any such proceedings on such terms as the Partnership Representative, in consultation with the Company’s tax advisors, deems appropriate, taking into account the collective interests of the Member and former Members affected thereby, (vi) if the Company is eligible, electing out of the Revised Partnership Audit Procedures under Code Section 6221(b), and (vii) the making of an election under Code Section 6226(a).  If the consent of agreement of the Members is at any time required in order to make effective any of the foregoing elections, each person or entity that is or has been a Member does hereby give its consent to the making of such election for the duration of the term of the Company.  Members shall take such actions requested by the Partnership Representative consistent with any such elections made and actions requested by the Partnership Representative, including by filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2), as amended by the Revised Partnership Audit Procedures.  Each Member, on the Member’s tax return, shall treat each item of income, gain, loss, deduction, or credit attributable to the Company in a manner which is consistent with the treatment of such income, gain, loss, deduction, or credit on the Company’s tax return.
7.4.3 The Members further agree that if the Company receives a final partnership adjustment, to the extent permissible under applicable law, the Partnership Representative shall cause the Company to elect under Code Section 6226, as amended by the Revised Partnership Audit Procedures for any adjustments to the Partners’ distributive share of income, gain, loss, deduction or credit to be “pushed-out” to the Partners for the reviewed year through the issuance of adjusted Schedule K-1s.  The Partners covenant to take into account and report to the Internal Revenue Service any adjustment to their items for the reviewed year as notified to them by the Company in a statement furnished to them pursuant to Code Section 6226(a), as amended by the Revised Partnership Audit Procedures, in the manner provided in Code Section 6226(b), as amended by the Revised Partnership Audit Procedures, whether or not any of the Members own any Membership Interest in the year of the Company’s statement.  Any Member which fails to report its share of such adjustments on its tax return for its taxable year including the date of the Company’s statement as described immediately above shall indemnify and hold harmless the Company against any tax, interest and penalties collected by the Internal Revenue Service from the Company as a result of such Partner’s failure.
7.4.4 To the extent that the Partnership Representative does not make the election under Code Section 6226, as amended by the Revised Partnership Audit Procedures, with respect to a material imputed underpayment amount (determined in the Partnership Representative’s sole discretion) and the Company pays any imputed adjustment amount (including tax, any penalties, and interest) under Code Section 6225, as amended by the Revised Partnership Audit Procedures, the Company shall allocate such amount among the Company in a manner it determines to be fair and equitable.  To the extent that a portion of the tax liabilities imposed under Code Section 6225, as amended by the Revised Partnership Audit Procedures, for a prior year relates to a former Member, the Partnership Representative may require a former Member to indemnify the Company for its allocable portion of such liability.  The Partnership Representative shall seek payment from each Member (including any former Member) for its allocable amount, and each such Member hereby agrees to pay such amount to the Company (such amount shall not be treated as a Capital Contribution).  Any such amount not paid by a Member (or former Member) at the time requested by the Partnership Representative shall accrue interest at the “Prime Rate” (as set forth from time to time in the “Interest Rates” section of the Wall Street Journal or any successor publication thereto) until paid, and such Member (or former Member) shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by the Partnership Representative.  Each Member acknowledges that, notwithstanding the Transfer of all or any portion of its Membership Interest in the Company, pursuant to this Section 7.4.3 it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such Transfer or redemption, as applicable, under Code Section 6225, as amended by the Revised Partnership Audit Procedures.  Without reduction in a Member’s (or former Member’s) obligation under the foregoing, any imputed adjustment amount paid by the Company that is attributable to a Member (or former Member), and that is not paid by such Member shall be treated as a distribution to such Member (or former Member).  Expense items attributable to any imputed adjustment amount of the Company shall be specially allocated to each Member in proportion to which such Partner bears the cost of such imputed adjustment amount.
7.4.5 The provisions of Section 7.3.4 shall survive indefinitely, and the foregoing covenants and indemnification obligations of each Member shall not terminate, without regard to any Transfer of a Member’s Interest, withdrawal as a Member, or liquidation, dissolution or termination of the Company.
7.4.6 Elections.  The Managers may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

ARTICLE 8
Management of the Company; Membership

8.1 Rights and Duties of the Manager.
8.1.1 Manager.  The ordinary and usual decisions concerning the business affairs of the Company shall be made by the Manager.  The Manager shall have all of the powers to manage and operate the Company that are not expressly reserved for the Members under the Act or in this Agreement. Except as otherwise stated in this Agreement the Manager with the consent of a Class B Member shall also have all rights and powers to the to do the following:
8.1.1.1	The Manager with the consent of a Class B Member shall have the right to cause the Property Owner to sell the Property.
8.1.1.2	The Manager shall have the right with the consent of the Class B Member to cause the Property Owner to refinance the Property at any time.
8.1.2 The initial Manager of the Company shall be the Class A Member (referred to in the singular “Manager” for convenience) and shall remain the Manager of the Company until (i) its resignation or (ii) its removal by the Class B Member, subject to the provisions of Section 11.3 below.
8.1.3 Term of Manager.  Except as otherwise stated in this Operating Agreement, no Manager shall have any contractual right to such position.  The Manager shall serve until the earliest of:
8.1.3.1	The Resignation of such Manager;
8.1.3.2	Removal of the Manager with or without cause by the Class B Member;
8.1.3.3	Full liquidation of the Company and termination or surrender of its legal charter; or
8.1.3.4	In the case of a Manager who is an individual, the death, bankruptcy or legal incapacity of such individual.
8.1.4 No Authority of a Member to Bind the Company.  Only the Manager and agents of the Company authorized by the Manager shall have the authority to bind the Company.  No Member may or shall take any action to bind the Company, unless that Member is identified as the Manager or otherwise authorized as an agent of the Company, in writing. Each Member shall indemnify the Company, the Manager, and the other Members, for any costs or damages incurred by any unauthorized action of such Member attempting to represent the Company or the Property or Project.  Subject to the restrictions specified in this Agreement, the Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.
8.1.5 Actions of the Manager.  The Manager has the power to bind the Company as provided in this ARTICLE 8. The act of a Manager for the purpose of apparently carrying on the usual business or affairs of the Company, including the exercise of the authority indicated in this ARTICLE 8, shall bind the Company, and no person dealing with the Company shall have any obligation to inquire into the power or authority of the Manager acting on behalf of the Company.
8.1.6 Certain Actions Requiring Member Vote.  Notwithstanding anything to the contrary contained herein, the Manager does not have the authority to cause the Company to do the following activities without first obtaining a vote of the Class B Member.  Either Member may call for a vote of the Class B Member by delivering notice to the other Member.  A Vote of the Class B Member is required in order to take any of the following actions:
8.1.6.1	Authorizing, allowing, or consenting to the sale of the Property by the Property Owner;
8.1.6.2	The incurrence of additional debt (other than the initial loans that make up the Loan or any refinancing thereof) by the Company in excess of $1,000,000 in the aggregate; or
8.1.6.3	Changes to the Budget in excess of ten percent (10%) of any single line item on the Budget or cumulatively in excess of $500,000. The Budget attached hereto is approved by all Members.
8.1.6.4	The creation of any parent company, subsidiary company or other entity under common control with the Company;
8.1.6.5
Filing a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy, insolvency, relief from debts or the protection of debtors;

8.1.6.6	Seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its Property.
8.1.6.7	Making any assignment for the benefit of the Company’s creditors;
8.1.6.8	Admitting in writing the Company’s inability to pay its debts generally as they become due;
8.1.6.9	The guaranty by the Company of any indebtedness of another;
8.1.6.10	The compromise of the obligation of a Member to make a Capital Contribution; or
8.1.6.11	Taking any action in furtherance of any of the foregoing.
8.1.6.12	Amending this Agreement.
8.1.6.13	Removing the Manager with or without cause.

Any action required or permitted to be taken by the Class B Member under this Agreement may be taken without a Meeting if the Class B Member consents in writing to such action.
8.1.7 Compensation.  Except for the fees listed below or other fees expressly provided hereunder, no Member or Manager (or their respective affiliates) shall receive any fee or other compensation in connection with the performance by it or them of its obligations under this Agreement.
8.1.7.1
Each of the Class A Member and the Class B Member shall be paid an acquisition fee equal to 1.25% of the purchase price of the Property, to be paid within 10 days of the closing of the purchase of the Property.

8.1.7.2
Leasing Commissions. The Company shall pay the Class A Member commissions on leases for the retail component of the Property in such amounts and on such terms as are commercially reasonable and standard, as approved by Class B Member is its commercially reasonable discretion, subject to the terms and limitations of the Loan Documents, but only to the extent of the difference between the commission paid to third party brokers and a “market” commission for such transaction.

8.1.8 Manager’s Duty of Care.  The duty of care in the discharge of a Manager’s duties to the Company and the other Members shall be that required under the Act.
8.1.9 Time Devoted to Company; Other Ventures.  The Manager and the individual members of the Manager shall devote so much time to the business of the Company as in their judgment the conduct of the Company’s business reasonably requires.  The Manager and the individual members of the Manager, provided the following activities do not materially interfere with the performance of  their duties, may engage in business ventures and activities of any nature and description independently or with others, whether or not in competition with the purpose, investments and/or business of the Company and neither the Company nor any of the Members shall have any rights in and to such independent ventures and activities or the income or profits derived from such activities of the Manager and the individual members of the Manager
8.1.10 Indemnification and Limitation of Liability.  The Company shall indemnify and hold each Manager, and each of its members, and the Partnership Representative, harmless from any loss or damage (including without limitation environmental indemnification and any other third party or Member claims), including reasonable attorneys’ fees actually and reasonably incurred by it, by reason of any act performed by it on behalf of the Company or in furtherance of the Company’s interests.  The foregoing indemnity shall extend only to acts or omissions performed or omitted by such Manager, its members, or Partnership Representative which does not constitute fraud, bad faith, gross negligence, willful misconduct, or breach of fiduciary duty on the part of such Manager, member, or Partnership Representative. A Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except as otherwise provided in the Act or this Agreement.
8.2 Prohibited Transactions.   Notwithstanding anything to the contrary contained in this Agreement, during the time the Class B Member is a Member of the Company, neither the Company, nor the Manager, nor any other Member of the Company, shall take any of the following actions or permit the Property Owner to take any of the following actions:
8.2.1 Entering into any lease or permitting any sublease that provides for rent based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any sublessor costs;
8.2.2 Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;
8.2.3 Acquiring or holding debt unless (a) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (b) the debt is fully secured by mortgages on real property or on interests in real property;
8.2.4 Acquiring or holding more than 10% of the outstanding voting securities of any one issuer other than a corporation that has properly elected to be a “taxable REIT subsidiary” of the Class B Member;
8.2.5 Acquiring or holding more than 10% of the total value of the outstanding securities (debt or equity) of any one issuer;
8.2.6 Making an election or taking any action that would cause the Company to be treated as (i) an entity that is not classified as a partnership for federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code;
8.2.7 Entering into any agreement where the Company (or the Property Owner) receives amounts, directly or indirectly, for rendering services to the tenants of the properties that are owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the properties are located where such services are either provided by (a) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (b) a taxable REIT subsidiary of the Class B Member (as defined in Section 856(1) of the Code) who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Company’s tenants);
8.2.8 Holding cash of the Company for operations or distribution in any manner other than a traditional bank checking or savings account; or
8.2.9 Entering into any agreement where income or gain, as applicable, received or accrued by the Company under such agreement, directly or indirectly, (a) does not qualify as “rents from real property” within the meaning of Section 856 of the Code, (b) does not qualify as “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Section 856 of the Code or (c) constitutes income from a sale of “inventory” or “stock in trade” of the Company within the meaning of Section 1221(a)(l) of the Code other than a sale that would qualify under the Section 857(b)(6)(C) “safe harbor” with respect to the Class B Member.
8.2.10 For so long as the Loan to the Lender is outstanding, the Company (and its Members and Managing Member) shall not breach or violate any of the convenants attached hereto as Exhibit E.

ARTICLE 9
Dissolution, Liquidation and Termination of the Company

9.1 Dissolution.

9.1.1	Events of Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following:

(i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of the Member and the admission of an additional member of the Company), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

9.2 Continuation.  Notwithstanding any other provision of this Agreement, the dissolution or resignation of the Member or the Bankruptcy of the Member will not cause the Member, as the case may be, to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

9.3 Distributions and Other Matters.  Promptly upon the dissolution of the Company, the Member will cause the winding up of the affairs of the Company in accordance with the Act, and will liquidate the assets of the Company and apply and distribute the proceeds of such liquidation, or distribute the Company’s assets in kind, as follows and in the following order:

9.3.1	Debts. First, to payment of the debts and liabilities of the Company, including debts owed to the Members, in the order of priority provided by law; and

9.3.2	Remainder. Second, the balance will be distributed to the Members in the same proportion as the distributions are made under Section 4.1.2

9.4 Winding-Up and Liquidation.  On dissolution of the Company, the Manager will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  Upon dissolution of the Company, the Company will conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company will be applied in the manner, and in the order of priority, set forth in Section 4.1.2.  The costs of liquidation will be a Company expense.

9.5 Termination.  The Company will terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities, and obligations of the Company, will have been distributed to the Members in the manner provided for in this Agreement, and (ii) the Company’s Certificate will have been cancelled in the manner required by the Act.

ARTICLE 10
Miscellaneous

10.1 Governing Law/Venue.  This Agreement will be governed by and construed in accordance with the Act and the laws of the State of Delaware (without regard to the conflict of laws principles thereof), with all rights and remedies to be governed by said laws. State and federal courts sitting in New Castle County, Delaware will have jurisdiction over any disputes arising under this Agreement.

10.2 Amendment.  This Agreement may only be amended, restated, or revoked by the written consent of the Class B Member; provided that any amendment that affects the rights, privileges, or duties of the Class A Member requires the consent of the Class A Member.

10.3 Construction.  Paragraph headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or described the scope of context thereof.  Whenever required by the context hereof, the singular will include the plural and vice versa, and the masculine gender will include the feminine and neuter genders, and vice versa.  Pronouns such as “he,” “his,” “him,” “it,” or “who” will be deemed to refer also to each such Person who is a woman, a partnership, a joint venture, an association, a corporation, limited liability company, trust or other legal entity.

10.4 Severability.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business.  If any provision of this Agreement or any application thereof to any Person or circumstances will, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, but will be enforced to the greatest extent permitted by law.
10.5 Organization Expenses.  All legal, filing, recording and related expenses in connection with the formation and qualification of this Company will be considered and treated as Company expenses.
10.6 Copies of Signatures.  Facsimile copies and electronic copies (e.g. .PDF file) of executed signatures to the Agreement, as well as electronic signatures made in compliance with the Electronic Signatures in Global and National Commerce Act (ESIGN) and the Uniform Electronic Transactions Act (UETA) (e.g. DocuSign), will be accepted with the same force and effect as original signatures hereto.
10.7 Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original of this Agreement and all of which together will constitute one and the same instrument.
10.8 Binding Agreement.  Notwithstanding any other provision of this Agreement, the Members and the Manager agree that this Agreement constitutes a legal, valid and binding agreement of the Members and Manager, and is enforceable against the Members and Manager.
ARTICLE 11
TRANSFERS OF MEMBERSHIP INTERESTS
11.1 Transfers.  Except as otherwise expressly provided in this Agreement, a Member shall not Transfer any part of the Member’s Membership Interest in the Company, whether now owned or hereafter acquired, unless (1) the Manager approves the transferee’s admission to the Company as a Member upon such Transfer and (2) the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding 12 months, will not cause the termination of the Company under the Code and (3) the Membership Interest to be transferred does not cause a transfer tax or property reassessment with respect to the Property.  Any attempted Transfer of a Membership Interest without such approval shall be void.  Any Transfer of a Membership Interest which does not result in a change in the beneficial ownership of such Membership Interest shall not be subject to the restrictions set forth in this Section 11.1, and in such case, notwithstanding anything in this Agreement to the contrary, the transferee of such Membership Interest shall automatically be admitted to the Company as a Member, subject only to such transferee’s executing a counterpart of this Agreement as a party hereto.
11.2 Encumbrances.  No Member may Encumber or permit or suffer any Encumbrance of all or any part of the Member’s Membership Interest in the Company unless such Encumbrance has been approved in writing by all the other Members.  Any Encumbrance of a Membership Interest without such approval shall be void.
11.3 Purchase of Class A Membership Interests upon Removal of Manager.
11.3.1 Upon the removal of the Manager pursuant to Section 8.1.3.2, the Manager may require, at its sole election, the Company and/or the Class B Member to purchase its Class A Membership Interests according to the terms of this Section 11.3.
11.3.2 For purposes of establishing the price for the purchase of the Class A Membership Interest in the Company (if the Class A Member determines to do so) under any circumstances other than liquidation, the following procedures shall govern:  Within 15 days of the receipt of a Notice of Removal by the Manager as contemplated by Section 8.1.3.2, the Class B Member or its representative shall appoint a nationally or regionally recognized appraiser or valuation firm qualified to make a valuation of the Property (having no direct or indirect relationship in or with any parties to this Agreement) and the Manager shall appoint a second appraiser (each to notify the other of the same) to determine the net fair market value (the “Fair Market Value”) of the Company  as determined by the following.  In determining the Fair Market Value, the appraisers shall appraise the Property owned by the Property Owner, and determine the corresponding distribution (after paying off any loans, closing costs, commissions, accounts payable, wind-down costs, etc.) that would be made by the Property Owner to the Company upon such a sale at that appraised value.  No value shall be ascribed to goodwill, and all cash, receivables and liabilities shall be valued as stated on the books of the Company.  Each appraiser shall render its opinion within 30 days following their appointment.  The net Fair Market Value of the Class A Member’s Membership Interest shall take into consideration the Unpaid Preferred Return and Unreturned Capital Contributions of such Member.  If the values so determined differ by not more than ten percent of the lower value, the two values shall be averaged with the result being conclusive and binding upon all Members or their representatives.  If the values so determined by the two appraisers differ by more than ten percent of the lower value, the two appraisers shall jointly appoint a third appraiser or firm, which will shall select one of the two opinions of value as the more accurate opinion of value.  The opinion of value selected by the third appraiser or valuation firm as the more accurate opinion of value shall be the final Fair Market Value.  All fees and expenses of each appraiser shall be an expense of the Company after the purchase.  The purchase price shall be paid to the Class A Member within 60 days of determination.

Notwithstanding anything to the contrary contained in this Agreement, in the event the Class B Member removes the Class A Member as Manager prior to the date that is eighteen (18) full calendar months after the Property Owner acquires the Property, then the Fair Market Value shall not be less than 130% of the purchase price paid by the Property Owner for the Property.
11.4 Substituted Members.  Any person admitted to the Company as a Substituted Member shall be subject to all provisions of this Agreement.

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the undersigned parties executed this Amended and Restated Limited Liability Company Agreement of Hollywood Hillview Owner, LLC as of the Effective Date.

MEMBER:

MacKenzie Realty Operating Partnership, LP, a Delaware limited partnership

By:	MacKenzie Realty Capital, Inc., a Maryland corporation, its General Partner

By:
Chip Patterson, Chairman and General Counsel

IN WITNESS WHEREOF, the undersigned parties executed this Limited Liability Company Agreement of Hollywood Hillview Owner, LLC as of the Effective Date.

MANAGER:

TRUE USA, LLC,
a Delaware limited liability company
its: manager

By: JCI Development, Inc,
a Colorado corporation
its: manager

By: __________________________
Name: Jeffrey Isenstadt
Title: President

By: Viking Capital LLC,
a Delaware limited liability company
its: manager

By: __________________________
Name: William R. Erickson
Title: Operating Member

By: Asaz LTD,
a Texas limited partnership
its: manager

By: Asaz Interest, Inc.
a Texas corporation
its: general partner

By: __________________________
Name: Ashraful Islam
Title: President

EXHIBIT A
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
HOLLYWOOD HILLVIEW OWNER, LLC

Membership Schedule

Member Name and Address	Type of Membership Interest	Capital Contribution	Voting Interest	Economic Interest
MacKenzie Realty Operating Partnership, LP ATTN: Chip Patterson, General Counsel 89 Davis Road, Suite 100 Orinda, CA 94563	Class B	$7,200,000	100%	90%
True USA, LLC	Class A	$800,000	0%	10%
TOTAL		$8,000,000	100%	100%

EXHIBIT B
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
HOLLYWOOD HILLVIEW OWNER, LLC

Legal description for the Property

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

Lot 9 of H. J. Whitley Tract, being a subdivision of Blocks 17 and 18, Hollywood, in the City of Los Angeles, County of Los Angeles, State of California, as shown by map on file in Book 2 Page 90 of Maps, in the office of the County Recorder of said County.

Excepting therefrom that portion thereof lying within the lines of Chester Court, now Hudson Avenue, as widened.

APN: 5547-008-001

EXHIBIT C
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
HOLLYWOOD HILLVIEW OWNER, LLC

Sample Distribution Calculation

EXHIBIT D
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
HOLLYWOOD HILLVIEW OWNER, LLC

Initial Budget
EXHIBIT E
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
HOLLYWOOD HILLVIEW OWNER, LLC

SPE Provisions

SINGLE PURPOSE ENTITY REQUIREMENTS.  Notwithstanding anything to the contrary in this Agreement, for so long as the Loan exists, the following provisions shall control and and supersede all other provisions of the Agreement.

(a) Definitions.  When used in this Section, the following terms not otherwise defined in the Agreement  shall have the meanings set forth below.  Capitalized terms used but not defined in this Section shall have the meanings defined in the Loan Agreement.

“Single Purpose Entity” means a limited liability company, limited partnership, or corporation which at all times will satisfy each of the following conditions:

(i)	It will not engage in any business or activity, other than the ownership, operation and maintenance of the Property and activities incidental thereto.

(ii)
It will not acquire, own, hold, lease, operate, manage, maintain, develop or improve any assets other than the Property and such Personalty as may be necessary for the operation of the Property and will conduct and operate its business as presently conducted and operated.

(iii)
It will preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation or organization and will do all things necessary to observe organizational formalities.

(iv)	It will not merge or consolidate with any other Person.

(v)
It will not take any action to dissolve, wind-up, terminate or liquidate in whole or in part; to sell, transfer or otherwise dispose of all or substantially all of its assets; to change its legal structure; transfer or permit the direct or indirect transfer of any partnership, membership or other equity interests, as applicable, other than Transfers permitted under the Loan Agreement; issue additional partnership, membership or other equity interests, as applicable, or seek to accomplish any of the foregoing.

(vi)	It will not, without the prior unanimous written consent of all of the Company’s Members or Managing Members take any of the following actions:

(A)	File any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company be adjudicated bankrupt or insolvent.

(B)	Institute proceedings under any applicable insolvency law.

(C)	Seek any relief under any law relating to relief from debts or the protection of debtors.

(D)	Consent to the filing or institution of bankruptcy or insolvency proceedings against the Company.

(E)	File a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy or insolvency.

(F)	Seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for the Company or a substantial part of its property.

(G)	Make any assignment for the benefit of creditors of the Company.

(H)	Admit in writing the Company’s inability to pay its debts generally as they become due.

(I)	Take action in furtherance of any of the foregoing.

(vii)
It will not amend or restate its organizational documents if such change would cause the provisions set forth in those organizational documents not to comply with the requirements set forth in Section 4.1.15 of the Loan Agreement.

(viii)	It will not own any subsidiary or make any investment in, any other Person.

(ix)	It will not commingle its assets with the assets of any other Person and will hold all of its assets in its own name.

(x)	It will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the following:

(A)	The Indebtedness.

(B)
Customary unsecured trade payables incurred in the ordinary course of owning and operating the Property provided the same are not evidenced by a promissory note, do not exceed, in the aggregate, at any time a maximum amount of 2% of the original principal amount of the Indebtedness and are paid within 60 days of the date incurred.

(xi)
It will maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person and will not list its assets as assets on the financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (A) appropriate notation will be made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) such assets will also be listed on the Company’s own separate balance sheet.

(xii)
Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents, it will only enter into any contract or agreement with any general partner, member, shareholder, principal or Affiliate of the Company or any Guarantor, or any general partner, member, principal or Affiliate thereof, upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties.

(xiii)	It will not maintain its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

(xiv)
It will not assume or guaranty (excluding any guaranty that has been executed and delivered in connection with the Note) the debts or obligations of any other Person, hold itself out to be responsible for the debts of another Person, pledge its assets to secure the obligations of any other Person or otherwise pledge its assets for the benefit of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person.

(xv)
It will not make or permit to remain outstanding any loans or advances to any other Person except for those investments permitted under the Loan Documents and will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(xvi)
It will file its own tax returns separate from those of any other Person, except to the extent that (A) Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (B) is required by applicable law to file consolidated tax returns, and will pay any taxes required to be paid under applicable law.

(xvii)
It will hold itself out to the public as a legal entity separate and distinct from any other Person and conduct its business solely in its own name, will correct any known misunderstanding regarding its separate identity and will not identify itself or any of its Affiliates as a division or department of any other Person.

(xviii)
It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and will pay its debts and liabilities from its own assets as the same become due; provided, however, nothing in this Section will require any member of Company (as defined in the Loan Agreement) to make any equity contribution to Company.

(xix)	It will allocate fairly and reasonably shared expenses with Affiliates (including shared office space) and use separate stationery, invoices and checks bearing its own name.

(xx)
It will pay (or cause the Property Manager to pay on behalf of Company from Company’s funds) its own liabilities (including salaries of its own employees) from its own funds; provided, however, nothing in this Section will require any member of Company to make any equity contribution to Company.

(xxi)	It will not acquire obligations or securities of its partners, members, shareholders, or Affiliates, as applicable.

(xxii)
Except as contemplated or permitted by the property management agreement with respect to the Property Manager, it will not permit any Affiliate or constituent party independent access to its bank accounts.

(xxiii)
It will maintain a sufficient number of employees (if any) in light of its contemplated business operations and pay the salaries of its own employees, if any, only from its own funds; provided, however, nothing in this Section will require any member of Company to make any equity contribution to Company.

(xxiv)	It will be formed and organized under Delaware law.

 (b) Single Purpose Entity.  In order to preserve and ensure its separate and distinct identity, in addition to the other provisions set forth herein, at all times the Company will remain a Single Purpose Entity.

(c) Transfers.  No Transfer will be permitted under the Agreement  unless such Transfer complies with the terms and conditions of the Loan Documents.

(d) Indemnification Obligations.  Any indemnification obligation of the Company set forth in the Agreement  shall be subject and fully subordinated to any obligations respecting the Property (including, without limitation, the Loan) and, to the fullest extent permitted by law, such indemnification obligation shall not constitute a claim against the Company in the event that the Company’s cash flow in excess of amounts necessary to pay holders of such obligations with respect to the Property is insufficient to pay such indemnity obligations.